Frederick County Bancorp, Inc. Reports Results for the First Quarter 2008

FREDERICK, Md., April 8, 2008 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended March 31, 2008, the Company recorded net income of $300,000 and diluted earnings per share of $0.20, as compared to net income of $323,000 and diluted earnings per share of $0.21 recorded for the first quarter of 2007. The Company increased its provision for loan losses in 2008 to $120,000 from the $66,000 recorded in the first quarter of 2007. This increase reflects management's continued concern with rising consumer and mortgage loan delinquencies and deteriorating economic conditions.

The Company also reported that, as of March 31, 2008, assets stood at $263.2 million, with deposits of $224.4 million and gross loans of $210.3 million, representing increases of 9.5%, 4.3% and 14.4%, respectively, over the first quarter of 2007.

Frederick County Bank commenced operations in 2001. The Bank is headquartered in Frederick, Maryland, and conducts full service commercial banking services through four offices, three of which are in the City of Frederick and one office located in Walkersville, Maryland.

	March 31,	March 31,	December 31,
	2008	2007	2007
(dollars in thousands)	(unaudited)	(unaudited)	(audited)
Total assets	$263,235	$240,449	$255,991
Cash and due from banks	4,282	6,229	3,828
Federal funds sold and other overnight investments	16,886	14,845	8,538
Investment securities - available for sale	24,936	30,421	27,512
Restricted Stock	1,479	945	1,440
Loans, net	207,809	181,512	206,371
Deposits	224,396	215,181	219,228
Long-term borrowings	10,000	-	10,000
Junior subordinated debentures	6,186	6,186	6,186
Shareholders' equity	20,109	18,308	19,580

SELECTED FINANCIAL DATA
	Three Months Ended March 31,
(dollars in thousands, except per share data)	2008	2007
SUMMARY OF OPERATING RESULTS:	(unaudited)	(unaudited)
Interest income	$4,016	$3,725
Interest expense	1,990	1,777
Net interest income	2,026	1,948
Provision for loan losses	120	66
Net interest income after provision for loan losses	1,906	1,882
Gain on sale of foreclosed property	15	-
Noninterest income (excluding gains)	137	86
Noninterest expense	1,646	1,504
Income before provision for income taxes	412	464
Provision for income taxes	112	141
Net income	300	323

PER COMMON SHARE DATA:
Basic earnings per share	$0.21	$0.22
Diluted earnings per share	$0.20	$0.21
Basic weighted average number of shares outstanding	1,460,602	1,458,669
Diluted weighted average number of shares outstanding	1,509,048	1,523,749
Common shares outstanding	1,460,602	1,460,602
Book value per share	13.77	12.53

SELECTED UNAUDITED FINANCIAL RATIOS:
Return on average assets	0.46%	0.56%
Return on average equity	5.97%	7.12%
Allowance for loan losses to total loans	1.17%	1.21%
Nonperforming assets to total assets	0.62%	0.01%
Average equity to average assets	7.76%	7.90%

Weighted average yield/rate on:
Loans	6.91%	7.35%
Interest-earning assets	6.58%	6.94%
Interest-bearing liabilities	3.93%	4.01%
Net interest spread	2.65%	2.92%
Net interest margin	3.37%	3.68%

The statements in this press release that are not historical facts constitute "forward-looking statements" as defined by Federal Securities laws. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "may," "will," "should," "anticipates" or similar terminology. Such statements, specifically regarding the Company's intentions regarding growth and market expansion, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates, deposit flows, loan demand and real estate values, as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect the Company specifically, its existing and target market areas or the banking industry generally. Forward-looking statements speak only as of the date they are made. The Company will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the Company's reports filed with the U.S. Securities and Exchange Commission.